                                                                CONFIDENTIAL


                         SEPARATION AND CONSULTING AGREEMENT



         This Separation and Consulting Agreement (this "Agreement") is made and entered into on April ___, 1997 by and between Dr. Louis C. Cosentino ("Cosentino"), a Minnesota resident, and Minntech Corporation (the "Company"), a Minnesota corporation.

                                      BACKGROUND

         A. Cosentino is a founder of the Company and was employed by the Company for approximately 23 years.

         B. During his tenure with the Company Cosentino has been a Director and served as Chairman of the Board, President and Chief Executive Officer.

         C. On January 30, 1997 Cosentino resigned as Chairman of the Board, President and Chief Executive Officer effective immediately.

         D. By agreement of the parties Cosentino's separation from the Company occurred as of March 31, 1997.

         E. The parties have agreed that Cosentino will continue to render services to the Company as a consultant and will not enter into competition with the Company for certain time periods thereafter.

         F. Cosentino will continue to serve as a Director of the Company in accordance with the charter documents of the Company.

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                                                                CONFIDENTIAL


         G. The parties are concluding their employment relationship amicably, but mutually recognize that any employment relationship may give rise to potential claims or liabilities.

         H. The parties expressly deny that they may be liable to each other on any basis or that they have engaged in any improper or unlawful conduct or wrongdoing against each other.

         I. Cosentino and the Company desire to resolve all issues potentially in dispute between them.

         J. Cosentino and the Company have agreed to a full settlement of all issues potentially in dispute between them.

         K. Under the circumstances, it is one of the purposes of this Agreement to provide for the exchange of consideration between the parties, to provide for the exchange of releases of claims and potential claims between the parties, and to consolidate within one document the parties' continuing obligations to each other.

         NOW, THEREFORE, in consideration of the mutual promises and provisions contained in this Agreement and the Releases referred to below, the parties agree as follows:

                                      AGREEMENTS

         1. RELEASE OF CLAIMS BY COSENTINO. At the same time Cosentino executes this Agreement, he also will execute a Release, in the form attached to this Agreement as Exhibit A ("Cosentino Release"), in favor of the Company, its insurers, affiliates, divisions,

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                                                           CONFIDENTIAL


committees, directors, officers, employees, agents, successors, and assigns. This Agreement will not be interpreted or construed to limit the Cosentino Release in any manner. The existence of any dispute respecting the interpretation of this Agreement or the alleged breach of this Agreement will not nullify or otherwise affect the validity or enforceability of the Cosentino Release.

         2. RELEASE OF CLAIMS BY THE COMPANY. At the same time the Company executes this Agreement, the Company also will execute a Release, in the form attached to this Agreement as Exhibit B ("Minntech Release"), in favor of Cosentino and his heirs, successors, representatives, and assigns. This Agreement will not be interpreted or construed to limit the Minntech Release in any manner. The existence of any dispute respecting the interpretation of this Agreement or the alleged breach of this Agreement will not nullify or otherwise affect the validity or enforceability of the Minntech Release.

         3. CONSULTANCY. Cosentino will become consultant to the Company and will perform such services for the Company as set forth in this paragraph 3.

              a. TERM. Cosentino's consultancy with the Company will begin on April 1, 1997 and end on March 31, 2000, unless the consultancy ends earlier in accordance with subparagraph 3.i. below (the "Consultancy Period").

              b. STATUS. As a consultant to the Company, Cosentino will be an independent contractor and not an employee of the Company. Cosentino's work as a

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Consultant will be independent from his role as a Director and will neither add to nor subtract from his duties and responsibilities as a Director.

              c. REPORTING RELATIONSHIP. Cosentino will receive work assignments from and report to the Company's President and Chief Executive Officer (the "CEO").

              d. DUTIES. Cosentino will perform work for the Company related to Minntech Products (defined in subparagraph 8.a.iii. below). In general, Cosentino will: (i) consult with the Company's senior managers and other Directors at their request; (ii) advise the Company's senior managers at their request concerning research and development, product development, and manufacturing operations efforts; and (iii) monitor industry trends through attendance at industry trade shows (not to exceed six such trade shows outside the Twin Cities metropolitan area during any 12-month period), review of scientific literature and competitors' publications, and review of patents and other relevant publications. In addition, the CEO may assign to Cosentino or Cosentino may obtain the CEO's approval in advance to work on other special projects, in which event the parties will agree on: (i) the scope and objectives of the project; (ii) whether the project will result in a report or other tangible product; and (iii) the deadline for completion of the project. During the Consultancy Period the Company will provide Cosentino with limited access to Company-provided on-line information services and will furnish him with the files and other information that he reasonably requires to perform his duties as a consultant to the Company.

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                                                           CONFIDENTIAL


              e. TIME. Cosentino will devote up to 20 hours per week on average to his duties as a consultant.

              f. LOCATION. Cosentino will perform his duties as a consultant at any location chosen by him (including his residence), but will not perform work or render other services as a consultant at any Company location except as approved in advance by the CEO.

              g. EXPENSES. The Company will reimburse Cosentino for his actual operating expenses as a consultant, such as the charges he incurs for his use of telephones, fax machines, copiers, and computer equipment, in an amount not to exceed a total of $2,000.00 per month. The Company will reimburse Cosentino for an item of operating expense in excess of the total of $2,000.00 per month only if the CEO has approved such item in advance in writing. In addition, the Company will reimburse Cosentino for his actual travel expenses, such as registration fees, air fare, hotel, meals, ground transportation, and incidentals, for his attendance at industry trade shows outside the Twin Cities metropolitan area, so long as Cosentino's attendance at a given trade show is approved in advance by the CEO. Cosentino will be responsible for submitting to the CEO a report on a form provided by the Company showing all of his monthly operating expenses and travel expenses as a consultant to the Company with supporting documentation. The Company will make reimbursement payments to Cosentino within 30 days following the Company's receipt of an expense report from him.

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                                                                CONFIDENTIAL


         h.   INTELLECTUAL PROPERTY.

              i. All Inventions related to Minntech Products (defined in subparagraph 8.a.iii below) made by Cosentino during the Consultancy Period are the exclusive property of the Company unless released to Cosentino in writing by the CEO.

              ii. Except as otherwise provided in subparagraph h.iii.B. below, the Company will not be required to designate Cosentino as inventor of any invention or author or any related documentation distributed publicly or otherwise. Cosentino waives and releases, to the extent permitted by law, all rights to the foregoing.

              iii. Cosentino further agrees that he will:

                   A. promptly and fully disclose all Inventions in writing to the CEO; such disclosure will include, if requested, a detailed report of the procedures employed and the results achieved by Cosentino; and

                   B. give the Company all assistance it requires to perfect, protect, and use its rights to Inventions,

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                                                                CONFIDENTIAL


                        including, but not limited to, signing all documents, doing all things, and supplying all information that the Company may deem necessary or desirable to: (1) transfer or record the transfer of Cosentino's entire right, title, and interest in Inventions to the Company, and (2) enable the Company to obtain and maintain patent, copyright, or trademark protection for Inventions anywhere in the world.

              iv. The obligations of this subparagraph 3.h. will continue beyond the end of the Consultancy Period with respect to Inventions conceived or made by Cosentino during the Consultancy Period. For purposes of this Agreement, any Invention relating to the existing or reasonable foreseeable Minntech Products for which Cosentino files a patent application within one year after the end of the Consultancy Period will be presumed to be an Invention conceived by Cosentino during the Consultancy Period, subject to proof to the contrary that such Invention was

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                                                                CONFIDENTIAL


                   conceived and made following termination of the Consultancy Period.

              v. For purposes of this subparagraph 3.h., "Invention" means any invention, discovery, improvement, concept, or idea, whether or not patentable (including those which may be subject to copyright protection), including, but not limited to, computer software and hardware technology, machines, devices, processes, methods, techniques, and formulae which are generated, conceived, or reduced to practice by Cosentino along or in conjunction with others, during or after working hours, while serving as a consultant to the Company.

              vi. Cosentino is hereby notified that this Agreement does not apply to any invention for which no equipment, supplies, facility, trade secret information, or Confidential Information (defined in subparagraph 8.a.iv. below) of the Company was used and which was developed entirely on Cosentino's own time, and (1) which does not relate (a) directly to the business of the Company or (b) to the Company's actual or demonstrably anticipated research

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                                                                CONFIDENTIAL


                   or development; or (2) which does not result from any work performed by Cosentino for the Company.

         i. TERMINATION. Cosentino's consultancy with the Company will end immediately upon:

              i. receipt by the Company of Cosentino's resignation (whether written or oral) as a consultant;

              ii. Cosentino's receipt of written notice from the Company of the termination of Cosentino's consultancy;

              iii. Cosentino's death or disability; or

              iv.  expiration of the term of the consultancy.

The date on which the consultancy ends will be the "Consultancy Termination
Date."

         j.   PAYMENTS UPON TERMINATION.

              i.   If Cosentino's consultancy ends by reason of:

                   A.   Cosentino's resignation as a consultant, or

                   B. termination of Cosentino's consultancy by the Company for Cause, or

                   C. expiration of the term of the consultancy,then the Company will pay Cosentino's Consultant's Fee through the end of the month in which the Consultancy Termination Date occurs, and Cosentino will not accrue

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                                                                CONFIDENTIAL


                   any further rights to receive Supplemental Retirement Benefits after the end of the month in which the Consultancy Termination Date occurs.

              ii. If Cosentino's consultancy ends by reason of termination by the Company for any reason other than for Cause, or if Cosentino dies or becomes disabled prior to March 31, 2000, then the Company will continue to pay Cosentino's Consulting Fee through March 31, 2000, and Cosentino will continue to accrue rights to receive Supplemental Retirement Benefits through March 31, 2000.

              iii. Termination of the consultancy by either party for any reason will not terminate Cosentino's right to receive Severance Pay from the Company.

              iv. "Termination of Cosentino's consultancy by the Company for Cause" means termination for:

                   A. Cosentino's failure or refusal to perform his duties as a consultant under this Agreement, or his neglect of such duties, as determined by the Company's Board of Directors (the "Board") in its sole discretion, provided that the Company first

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                                                                CONFIDENTIAL


                        gives Cosentino written notice of such failure or refusal and allows him 30 days thereafter to remedy or correct such failure or refusal;

                   B. Cosentino's failure or refusal to limit his activities as a consultant to those duties specified under this Agreement, or to abide by the reporting relationship established under this Agreement, as determined by the Board in its sole discretion, provided that the Company first gives Cosentino written notice of such failure or refusal and allows him 10 days thereafter to remedy or correct such failure or refusal;

                   C. conduct by Cosentino that is disruptive to or otherwise interferes with the work of Company employees or the Company's operations, as determined by the Board in its sole discretion;

                   D.   material breach of the Agreement by Cosentino;

                   E.   dishonesty on the part of Cosentino;

                   F. violation of any fiduciary duty, including the duty of loyalty or the duty of due care, owed by

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                                                                CONFIDENTIAL


                        Cosentino to the Company in his capacity as a Director of the Company; or

                   G. commission of a crime by Cosentino or other public misconduct by him detrimental to the reputation of the Company.

              v. "Disability" means the inability of Cosentino to perform his duties as a consultant by reason of illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 90 days or more. A period of inability will be "uninterrupted" unless and until Cosentino is able to work as a consultant for a continuous period of at least 30 days.

         k. NOTICE. If Cosentino decides to resign as a consultant to the Company for any reason, then he will give the Company written notice of his resignation six months in advance of the effective date of his resignation. If the Company decides to terminate Cosentino's consultancy for any reason other than for Cause, then the Company will give Cosentino written notice of such termination six months in advance of the effective date of the termination. Neither party will be required to give notice to the other party of the party's decision not to seek an extension of the term of this Agreement beyond the term specified in subparagraph 3.a. above.

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                                                                CONFIDENTIAL


         4. PAYMENTS. In consideration of Cosentino's past services to the Company as an employee and officer of the Company and his agreements to continue to render services to the Company as a consultant and not to enter into competition with the Company as provided in this Agreement, the Company will make the payments set forth in subparagraphs 4.a. through 4.f. below to Cosentino or for his benefit, but only if: (i) Cosentino has not rescinded this Agreement or the Cosentino Release within the applicable rescission period; and
(ii) the Company has received written confirmation from Cosentino, in the form attached to this Agreement as Exhibit C, dated not earlier than the day after the expiration of the applicable rescission period, that Cosentino has not rescinded and will not rescind this Agreement or the Cosentino Release. Payment of any amount set forth below will not modify or terminate the parties' obligations to each other as established by this Agreement. The payments set forth below will be sent by first-class mail to Cosentino's last known residence address, unless he advises the Company in writing that he wants the payments sent to a different address.

              a. SEVERANCE PAY. The Company will pay Cosentino (or his designated beneficiary or estate, as the case may be) Severance Pay of $800,000.00, less all applicable payroll and legal withholding, in 78 approximately equal bi-weekly installments during the period between April 1, 1997 and March 31, 2000; provided, however, that no installment will be paid to Cosentino before the second business day following the expiration of the applicable rescission period (the "Payment Date"). Any installments otherwise due

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                                                                CONFIDENTIAL


prior to the Payment Date will not be forfeited but will be paid to Cosentino on the Payment Date.

              b. CONSULTANT'S FEE. The Company will pay Cosentino a Consultant's Fee of $2,777.78 per month on or about the last business day of each month during the Consultancy Period. The first payment will be made to Cosentino on the later of April 30, 1997 or the Payment Date.

              c. SUPPLEMENTAL RETIREMENT BENEFIT. The Company will pay Cosentino (or his designated beneficiary or estate, as the case may be) a Supplemental Retirement Benefit. The Company will pay the Supplemental Retirement Benefit in monthly installments of $31,250.00 on or about the last business day of each month commencing in the month during which Cosentino turns age 65 (or would have turned age 65 if he were then still living) over a number of months equal to the total number of full months of the Consultancy Period.

              d. BENEFICIARY DESIGNATION. Any designation of a beneficiary for purposes of subparagraphs 4.a. and 4.c. above must be made by Cosentino in writing and must be furnished to the Company's Vice President and General Counsel. If no effective beneficiary designation is on file with the Company at the time of Cosentino's death, then any remaining Severance Pay and the Supplemental Retirement Benefit will be paid to his estate.

              e. HEALTH INSURANCE. During the Consultancy Period the Company will either make group health insurance available to Cosentino on the same basis

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                                                                CONFIDENTIAL


and on the same terms that such insurance is made available to senior managers of the Company or will provide him with an individual health insurance policy, provided that Cosentino is able to comply with all requirements respecting insurability. So long as Cosentino is covered under the Company's group health insurance program, the Company will pay the same portion of the premium as the Company pays for its senior managers for such coverage, and any portion of the premium for such coverage payable by Cosentino will be paid by him at least monthly on or before the last day of each month during which he is subject to such coverage. So long as Cosentino is covered by an individual health insurance policy provided by the Company, he will pay the Company at least monthly on or before the last day of each month during which he has such coverage the same amount that he last paid to the Company for his portion of the premium for coverage under the Company's group health insurance program, and the Company will pay the balance of the premium for such individual coverage up to a maximum of $340.56 per month. The Company will have no obligation to pay any portion of any premiums for either group health insurance coverage or for an individual health insurance policy provided by the Company after the month in which the Consultancy Period ends.

              f. AUTO LEASE. The Company will continue to make the monthly lease payments on the 1995 leased Lexus LS-400 automobile provided to Cosentino by the Company until the end of the lease or the end of the Consultancy Period, whichever is earlier. If the Company makes such lease payments until the end of the lease, then Cosentino will

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                                                                CONFIDENTIAL


have the option to purchase the automobile from the leasing company for the residual value of approximately $26,810.00. If the Consultancy Period ends before all of the monthly lease payments are made by the Company, then the automobile will be returned to the Company by Cosentino no later than the last business day of the month in which the Consultancy Period ends.

              g. ATTORNEYS' FEES. The Company will pay to the law firm of Leonard, Street & Deinard PA ("Leonard-Street") an amount not to exceed $25,000.00 for the attorneys' fees and costs that Cosentino incurs in connection with his separation from the Company and the establishment of his consultancy with the Company. Leonard-Street will submit its detailed invoice for fees and costs, showing each date on which the legal services were rendered, the hours spent by each time biller on each date, and the hourly billing rate of each time biller, directly to the Company's Vice President and General Counsel, and the Company will make payment of the amount of the invoice, subject to the maximum limitation specified above, within 30 days after receipt of the invoice.

         5. STOCK OPTIONS. Cosentino is a participant in the Company's 1982 Stock Plan and 1989 Stock Plan (the "Stock Plans"). Under the terms of the Stock Plans and Cosentino's agreements relating to options to purchase shares of the Company's common stock, Cosentino is fully vested in options to purchase 380,842 shares of Company common stock, which are listed in Schedule 1 attached to this Agreement. Cosentino must exercise his incentive stock options to purchase 55,843 shares of Company common stock on or before

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                                                                CONFIDENTIAL


April 10, 1997; if he does not exercise such options by that date, then such options will lapse. If Cosentino rescinds this Agreement and the Cosentino Release prior to the termination of the applicable rescission period, then he must exercise his incentive stock options to purchase 9,416 shares of Company common stock on or before April 10, 1997, and he must exercise his nonqualified stock options to purchase the remaining 315,583 shares of Company common stock on or before June 29, 1997; if he does not exercise his incentive stock options to purchase 9,416 shares of Company common stock (the "9,416 Shares") on or before April 10, 1997, then the 9,416 Shares will become nonqualified stock options, and Cosentino must exercise them on or before June 29, 1997. If Cosentino does not rescind this Agreement and the Cosentino Release, then the Board will take the required action to extend the time for Cosentino to exercise any nonqualified stock options held by him (including the 9,416 Shares) that were not previously exercised until the earlier of March 31, 2001 or three months after the Company has given Cosentino notice in writing that he is in violation of terms of subparagraphs 8.a., 8.b., or 8.c. below.

         6.   INSURANCE CONTINUATION.

              a. HEALTH INSURANCE. Cosentino acknowledges that his separation from the Company as of March 31, 1997 was a qualifying event under COBRA and that his right to elect under COBRA health insurance coverage provided by the Company will terminate no later than September 30, 1998 as provided by current law. If the Consultancy Period ends for any reason prior to September 30, 1998, then Cosentino will have the right to

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                                                                CONFIDENTIAL


elect under COBRA group health insurance coverage provided by the Company under such terms as are made available to similarly-situated former employees of the Company, provided that Cosentino pays 102 percent of the cost of the lowest-cost group health insurance option provided by the Company as provided by law until September 30, 1998, or until he obtains other qualifying group coverage or his COBRA rights terminate for some other reason, if earlier.

              b. LIFE INSURANCE. Cosentino will have the right to continue his group life insurance coverage after March 31, 1997 under Minnesota law under such terms as are made available to similarly-situated former employees of the Company, provided that Cosentino pays 102 percent of the cost of that insurance as provided by law, for 18 months, or until he obtains other qualifying group coverage or his statutory rights terminate for some other reason, if earlier.

         7. RETIREMENT PLANS. Cosentino is a participant in the Minntech Profit Sharing and Retirement Plan and in the Supplemental Executive Retirement Plan (the "Retirement Plans"). Cosentino will be entitled to begin drawing his retirement benefits at the times and under the terms and conditions set forth in the Retirement Plans.

         8.   NO-COMPETITION, NON-SOLICITATION, AND NON-DISCLOSURE AGREEMENTS.

              a.   AGREEMENT NOT TO COMPETE.

                   i. Cosentino will not, on or before April 1, 2001, without the prior written consent of the Company, either directly

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                                                                CONFIDENTIAL

                        or indirectly, on his own account or in the service of others, engage in the design, development, assembly, manufacture, marketing, or sale of a Competitive Product in any area or territory in which the Company engages or will have engaged in business during the Consultancy Period.

                   ii. For purposes of this Agreement "Competitive Product" means any product, process, or service (including any component thereof or research to develop information useful in connection with a product or service) that is being designed, developed, assembled, manufactured, marketed, or sold by anyone other than the Company and which is of the same general type, performs similar functions, competes with, or is used for the same purposes as a Minntech Product.

                   iii. For purposes of this Agreement "Minntech Product" means any product, process, or service (including any component thereof or research to develop information useful in connection with a product or service) that, within three years prior to the termination or expiration of

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                                                                CONFIDENTIAL


                        the Consultancy Period, was being designed, developed, assembled, manufactured, marketed, or sold by the Company, or with respect to which the Company had acquired Confidential Information which it intends to use in the design, development, manufacture, assembly, or sale of a product or service.

                   iv. For purposes of this Agreement "Confidential Information" means information not generally known, including trade secrets, about the Company's methods, processes, and products, including, but not limited to, information relating to such matters as research and development, manufacturing methods, processes, techniques, chemical composition of materials, applications for particular technologies, materials or designs, vendor names, customer lists, management systems, and sales and marketing plans. All information disclosed to Cosentino or to which Cosentino has access during the Consultancy Period or had access during the time of his employment with the Company, which he has a reasonable basis to believe is Confidential Information

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                                                                CONFIDENTIAL


                        or which is treated by the Company as Confidential Information, will be presumed to be Confidential Information.

              B. AGREEMENT NOT TO SOLICIT EMPLOYEES. Cosentino will not, on or before April 1, 2001, without the prior written consent of the Company, solicit any person who is then employed by or otherwise engaged to perform services for the Company to terminate his or her relationship with the Company or interfere with the Company's relationship with any such person. Cosentino will not, on or before April 1, 2001, without the prior written consent of the Company, provide substantive or qualitative information regarding any person who is then employed by or otherwise engaged to perform services for the Company to any person or entity engaged in the design, development, assembly, manufacture, marketing, or sale of a Competitive Product in any area or territory in which the Company engages or will have engaged in business during Consultancy Period.

              C. AGREEMENT NOT TO DISCLOSE CONFIDENTIAL COMMERCIAL INFORMATION. Cosentino will not, without the prior written consent of the Company, directly or indirectly use or disclose Confidential Information for the benefit of anyone other than the Company, either during or after the Consultancy Period or during or after the time of his employment with the Company.
Cosentino will hold secret and confidential all data used or processed by the Company concerning which Cosentino has acquired knowledge or information during the Consultancy Period or during the time of his employment with the

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                                                                CONFIDENTIAL


Company. Cosentino will not disregard his obligations of confidence by using any trade secret or other confidential business and/or technical information of which he becomes informed during the Consultancy Period or was informed during his employment to guide him in a search of publications or other publicly available information, selecting a series of items of knowledge from unconnected sources, and fitting them together to claim that he did not violate any agreements set forth in this Agreement.

              D. SCOPE OF RESTRICTIONS. The parties intend that, if any court of competent jurisdiction holds that any restriction in subparagraphs 8.a. through 8.c. above exceeds the limit of restrictions that are enforceable under applicable law, then the restriction will nevertheless apply to the maximum extent that is enforceable under applicable law.

              E. DISPUTES. Any dispute between the parties over whether Cosentino is in violation of any of the restrictions in subparagraphs 8.a., 8.b., or 8.c. above will not terminate Cosentino's right to receive Severance Pay from the Company.

         9. COMPANY COOPERATION. The Company will ensure that all proper steps are followed to comply with Cosentino's written instructions with respect to his stock options, retirement benefits, and health and life insurance benefits, and will provide him with information that he reasonably requires in accordance with the applicable employee benefit plans sponsored by the Company in which he is a participant.

         10. INDEMNIFICATION. Notwithstanding Cosentino's separation from the Company, with respect to events that occurred during his tenure as an employee or officer of

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                                                                CONFIDENTIAL


the Company, Cosentino will be entitled, as a former employee or officer of the Company, to the same rights that are afforded to senior executive officers of the Company, now or in the future, to indemnification and advancement of expenses provided in the charter documents of the Company and under applicable law or otherwise, and to coverage and a legal defense under any applicable general liability and/or directors' and officers' liability insurance policies maintained by the Company.

         11. COSENTINO REPRESENTATION. Cosentino represents that, during the entire period that he was an employee or officer of the Company, he acted in good faith, had no reasonable cause to believe that his conduct was unlawful, and reasonably believed that his conduct was in the best interests of the Company. The parties intend that the terms used in this paragraph will have the same meaning as the same terms used in paragraph 302A.531 of the Minnesota Statutes.

         12. COMPANY REPRESENTATION. The Company represents that on the date of this Agreement no transaction or other event has occurred that would constitute a "Change in Control" as that term is defined in the Management Agreement dated September 1, 1996 between Cosentino and the Company.

         13.  MUTUAL CONFIDENTIALITY.

              A. GENERAL STANDARD. It is the intent of the parties that the terms of his separation from the Company, including the provisions of this Agreement and the Cosentino Release and the Minntech Release (collectively "Confidential Separation

                                                                CONFIDENTIAL


Information"), will be forever treated as confidential. Accordingly, Cosentino and the Company will not disclose Confidential Separation Information to anyone at any time, except as provided in subparagraph 13.b. below.

              B.   EXCEPTIONS.

                   i. It will not be a violation of this Agreement for the parties to disclose Confidential Separation Information to the Company's directors and stockholders or in public filings in the form of proxy statements or other reports required by securities laws or to governmental agencies as required by law, including, but not limited to, the Securities and Exchange Commission and any federal or state tax authority. Cosentino acknowledges that the Company will be required to file a copy of this Agreement and the attachments hereto with the Securities and Exchange Commission.

                   ii. It will not be a violation of this Agreement for Cosentino to disclose Confidential Separation Information to his immediate family, his attorneys, or his accountants or tax advisors.

                                                                CONFIDENTIAL


                   iii. It will not be a violation of this Agreement for
                        Cosentino to disclose to employers and/or prospective employers that he is constrained from certain activities as a result of the terms of subparagraphs 8.a., 8.b., and 8.c. above. Nor will it be a violation of this Agreement for Cosentino to inform Company employees who ask him about employment opportunities outside the Company that the terms of paragraph 8.b. above preclude him from engaging in certain activities that could interfere with their employment with the Company.

                   iv. It will not be a violation of this Agreement for either party to disclose Confidential Separation Information to the Company's auditors, its attorneys, or its directors, officers, employees, or agents who have a legitimate reason to obtain the Confidential Separation Information in the course of performing their duties or responsibilities for the Company.

         14. NON-DISPARAGEMENT. Cosentino will not disparage, defame, or besmirch the reputation, character, image, products, or services of the Company, or the

                                                                CONFIDENTIAL


reputation or character of its directors, officers, employees, or agents. The Company will not disparage, defame, or besmirch the reputation, character, or image of Cosentino.

         15. CLAIMS INVOLVING THE COMPANY. Cosentino will not recommend or suggest to any potential claimants or plaintiffs or their attorneys or agents that they initiate claims or lawsuits against the Company, any of its affiliates or divisions, or any of its or their directors, officers, employees, or agents, nor will Cosentino voluntarily aid, assist, or cooperate with any claimants or plaintiffs or their attorneys or agents in any claims or lawsuits now pending or commenced in the future against the Company, any of its affiliates or divisions, or any of its or their directors, officers, employees, or agents; provided, however, that this paragraph will not be interpreted or construed to prevent Cosentino from giving testimony in response to questions asked pursuant to a legally enforceable subpoena, deposition notice, or other legal process, during any legal proceedings involving the Company, any of its affiliates or divisions, or any of its or their directors, officers, employees, or agents.

         16. RECORDS, DOCUMENTS, AND PROPERTY. The Company hereby sells to Cosentino for $1.00 the personal computer, monitor, printer, scanner, and fax machine that the Company has previously provided to him. In addition, the Company will promptly deliver to Cosentino all scientific and technical books and journals that were personally purchased by Cosentino and are currently located on the Company's premises. Within five business days after the end of the Consultancy Period, Cosentino will return to the Company all equipment listed on Schedule 2 attached to this Agreement and records, correspondence, documents,

                                                                CONFIDENTIAL


financial data, plans, computer disks, computer tapes, and other tangible property in his possession and all copies thereof belonging to the Company. Cosentino acknowledges that all CAD files that have been downloaded onto his personal computer during his employment with the Company and all copies thereof constitute property of the Company for purposes of this paragraph 16 and will be immediately deleted from all computer systems under Cosentino's control. Cosentino acknowledges that within 30 days after Cosentino executes this Agreement a third party designated by the Company will verify that all such CAD files and all copies thereof have been deleted from all computer systems under his control as provided in this paragraph 16. All such CAD files are listed in
Schedule 3 attached to this Agreement.

         17. TIME TO CONSIDER AGREEMENT. Cosentino understands that he may take at least 21 calendar days to decide whether to sign this Agreement and the Cosentino Release, which 21-day period will commence on the date on which Cosentino receives copies of this Agreement and the Cosentino Release for review. Cosentino represents that if he signs this Agreement and the Cosentino Release before the expiration of the 21-day period, it is because he has decided that he does not need any additional time to decide whether to sign this Agreement and the Cosentino Release.

         18. RIGHT TO RESCIND OR REVOKE. Cosentino understands that he has the right to rescind or revoke this Agreement and the Cosentino Release for any reason within 15 calendar days after he signs them (which 15-day period expressly includes any other shorter

                                                                CONFIDENTIAL


time periods provided by law). Cosentino understands that this Agreement and the Cosentino Release will not become effective or enforceable unless and until he has not rescinded this Agreement and the Cosentino Release and any applicable rescission period has expired. Cosentino understands that if he wishes to rescind, the rescission must be in writing and hand-delivered or mailed to the Company. If hand-delivered, the rescission must be (a) addressed to Ms. Barbara
A. Wrigley, Vice President and General Counsel, Minntech Corporation, 14605--28th Avenue North, Minneapolis, Minnesota 55447; and (b) delivered to Ms. Wrigley within the 15-day period. If mailed, the rescission must be: (a) postmarked within the 15-day period; (b) addressed to Ms. Barbara A. Wrigley, Vice President and General Counsel, Minntech Corporation, 14605--28th Avenue North, Minneapolis, Minnesota 55447; and (c) sent by certified mail, return receipt requested.

         19. FULL COMPENSATION. Cosentino and his attorneys, Leonard-Street, understand that the payments made and other consideration provided by the Company under this Agreement will fully compensate Cosentino for and extinguish any and all of the claims Cosentino is releasing in the Cosentino Release, including, but not limited to, his claims for attorneys' fees and costs and any and all claims for any type of legal or equitable relief.

         20. NO ADMISSION OF WRONGDOING. Cosentino understands that this Agreement does not constitute an admission that the Company has violated any local ordinance, state or federal statute, or principle of common law, or that the Company has engaged in any improper or unlawful conduct or wrongdoing against Cosentino. Cosentino

                                                                CONFIDENTIAL


will not characterize this Agreement or the payment of any money or other consideration in accordance with this Agreement as an admission that the Company has engaged in any improper or unlawful conduct or wrongdoing against him.

         21. AUTHORITY. Cosentino represents and warrants that he has the authority to enter into this Agreement and the Cosentino Release, and that no causes of action, claims, or demands released pursuant to this Agreement and the Cosentino Release have been assigned to any person or entity not a party to this Agreement and the Cosentino Release.

         22. REPRESENTATION. Cosentino acknowledges that he has been represented by his own attorneys in this matter, that he has had a full opportunity to consider this Agreement and the Cosentino Release, that he has had a full opportunity to ask any questions that he may have concerning this Agreement, the Cosentino Release, or the settlement of his potential claims against the Company, and that he has not relied upon any statements or representations made by the Company or its attorneys, written or oral, other than the statements and representations that are explicitly set forth in this Agreement, the Cosentino Release, the Minntech Release, the Stock Plans and Cosentino's agreements relating thereto (to the extent not modified by the action of the Board), the Retirement Plan, and any other employee benefit plans sponsored by the Company in which Cosentino is a participant.

         23. SUCCESSORS AND ASSIGNS. This Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, representatives, successors, and assigns, including, but not limited to, a purchaser of substantially all the business or assets of

                                                                CONFIDENTIAL


the Company, but will not be assignable by either party without the prior written consent of the other party.

         24. INVALIDITY. In the event that any provision of this Agreement, the Cosentino Release, or the Minntech Release is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such a determination will not affect the validity, legality, or enforceability of the remaining provisions of this Agreement, the Cosentino Release, or the Minntech Release, and the remaining provisions of this Agreement, the Cosentino Release, and the Minntech Release will continue to be valid and enforceable, and any court of competent jurisdiction may modify the objectionable provision so as to make it valid and enforceable.

         25. ENTIRE AGREEMENT. Before signing this Agreement, the Cosentino Release, and the Minntech Release, the parties and their representatives engaged in discussions and negotiations and generated certain documents, in which the parties and their representatives considered the matters that are the subject of this Agreement, the Cosentino Release, and the Minntech Release. In such discussions, negotiations, and documents, the parties and their representatives may have expressed their judgments and beliefs concerning the intentions, capabilities, and practices of the parties, and may have forecast future events. The parties recognize, however, that all business transactions, including the transactions upon which the parties' judgments, beliefs, and forecasts are based, contain an element of risk, and that it is normal business practice to limit the legal obligations of contracting parties only to

                                                                CONFIDENTIAL


those promises and representations that are essential to the transaction so as to provide certainty as to their respective future rights and remedies. Accordingly, this Agreement, the Cosentino Release, the Minntech Release, the Stock Plans and Cosentino's agreements relating thereto (to the extent not modified by action of the Board), the Retirement Plans, and any other employee benefit plans sponsored by the Company in which Cosentino is a participant are intended to define the full extent of the legally enforceable undertakings of the parties, and no promises or representations, written or oral, that are not set forth explicitly in this Agreement, the Cosentino Release, the Minntech Release, the Stock Plans and Cosentino's agreements relating thereto (to the extent not modified by action of the Board), the Retirement Plans, or any other employee benefit plans sponsored by the Company in which Cosentino is a participant are intended by either party to be legally binding, and all other agreements and understandings between the parties are hereby superseded.

         26. HEADINGS. The descriptive headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience only, and do not constitute a part of this Agreement.

         27. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         28. GOVERNING LAW. This Agreement, the Cosentino Release, and the Minntech Release will be interpreted and construed in accordance with, and any dispute or

                                                               CONFIDENTIAL


controversy arising from any breach or asserted breach of this Agreement, the Cosentino Release, or the Minntech Release will be governed by, the laws of Minnesota.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date stated above.




                                       ---------------------------------
                                       LOUIS C. COSENTINO, Ph.D.


                                       MINNTECH CORPORATION

                                       ---------------------------------
                                       Thomas J. McGoldrick
                                       Its President and
                                        Chief Executive Officer